UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
November 10, 2004

JONES APPAREL GROUP, INC.
(Exact Name of registrant as specified in its charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-10746 (Commission File Number)	06-0935166 (IRS Employer Identification No.)
250 Rittenhouse Circle Bristol, PA 19007 (Address of principal executive offices)
(215) 785-4000 (Registrant's telephone number, including area code)
Not Applicable Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations.

Item 1.01 Entry into a Material Definitive Agreement.

Jones Apparel Group, Inc., a Pennsylvania corporation ("Jones"), has entered into an Agreement and Plan of Merger, dated as of November 10, 2004, among Jones, Flintstone Acquisition Corp., a Delaware corporation and a wholly owned indirect subsidiary of Jones (the "Merger Sub"), and Barneys New York, Inc., a Delaware corporation ("Barneys") (the "Merger Agreement"), providing for the merger of the Merger Sub with and into Barneys, with Barneys continuing as the surviving corporation.

Pursuant to the terms of the Merger Agreement, upon consummation of the merger, each holder of Barneys' common stock will be entitled to receive $19.00 per share in cash (without interest) and each holder of the Barneys' preferred stock will be entitled to receive $154.375 per share in cash (without interest), based upon the 8.125 to 1 conversion ratio for such shares. The total cash consideration to be paid to the Barneys' stockholders is approximately $294.3 million (which includes outstanding common stock, preferred stock, employee stock options and warrants).

On November 11, 2004, Jones issued a press release announcing the execution of the Merger Agreement.  A copy of the press release is attached as Exhibit 99.1 to this report.

Section 9 - Financial Statements and Exhibits.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release of the Registrant dated November 11, 2004.

Statement Regarding Forward-looking Disclosure

Certain statements in this report are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent Jones' expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of Jones' products within the prevailing retail environment, and other factors which are set forth in Jones' 2003 Form 10-K and in all filings with the SEC made by Jones subsequent to the filing of the Form 10-K. Jones does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES APPAREL GROUP, INC. (Registrant) By: /s/ Wesley R. Card Wesley R. Card Chief Operating and Financial Officer

 Date: November 12, 2004

Exhibit Index

Exhibit No.	Description
99.1	Press Release of the Registrant dated November 11, 2004.

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